CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$4,191,000	$422.03

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $153,570.76 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $422.03 is offset against the registration fee due for this offering and of which $153,148.73, remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering. See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

January 5, 2016

Medium-Term Senior Notes, Series G

Pricing Supplement No. 2016-CMTNG0808 to Product Supplement No. EA-02-03
dated November 13, 2013, Underlying Supplement No. 3 dated November 13, 2013,
Prospectus Supplement and Prospectus each dated November 13, 2013

Citigroup Inc.
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

■  Linked to the MSCI Emerging Markets Index (ticker symbol: MXEF) (the “underlying index”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the underlying index from its initial index level to its final index level, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

■  If the level of the underlying index increases, you will receive the stated principal amount plus 200% participation in the upside performance of the underlying index, subject to a maximum return at maturity of 14.80% of the stated principal amount

■  If the level of the underlying index decreases, but the decrease is not more than 7.50%, you will be repaid the stated principal amount

■  If the level of the underlying index decreases by more than 7.50%, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 7.50%

■  Investors may lose up to 92.50% of the stated principal amount

■  All payments on the securities are subject to the credit risk of Citigroup Inc.

■  No periodic interest payments or dividends

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Considerations” beginning on page PS-7 and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured senior debt obligations of Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Inc. The securities will not be guaranteed by any affiliate of Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Inc. defaults on the securities. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$4,191,000.00
Maximum Underwriting Discount and Commission(2)	$2.40	$10,058.40
Proceeds to Citigroup Inc.(2)	$997.60	$4,180,941.60

(1) On the date of this pricing supplement, the estimated value of the securities is $984.70 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 0.24% ($2.40) for each security it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors, LLC (“WFA”) and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 0.14% ($1.40) for each security they sell. The total underwriting discount and commission and proceeds to Citigroup Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” on page PS-18 of this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Investment Description

The Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017 are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities depending on the performance of the underlying index from its initial index level to its final index level, subject to the maximum return at maturity. The securities provide:

(i)	the possibility of a leveraged return at maturity if the level of the underlying index increases from its initial index level to its final index level, provided that the total return at maturity of the securities will not exceed the maximum return of 14.80% of the stated principal amount;

(ii)	repayment of principal if, and only if, the final index level is not less than the initial index level by more than 7.50%; and

(iii)	exposure to decreases in the level of the underlying index if and to the extent the final index level is less than the initial index level by more than 7.50%.

If the final index level is less than the initial index level by more than 7.50%, your payment at maturity will be less, and possibly 92.50% less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Inc.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to capture large- and mid-cap equity market performance across 23 global emerging markets countries.

The terms of the securities are set forth in this pricing supplement, the accompanying product supplement, underlying supplement and prospectus supplement and prospectus. You should read this pricing supplement together with the accompanying product supplement, underlying supplement and prospectus supplement and prospectus for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, underlying supplement, prospectus supplement and prospectus to the extent it is different from that information. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying index. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement. The “Description of the Securities” section of the accompanying product supplement capitalizes the following terms that are defined and used in this pricing supplement, and the disclosures provided in the accompanying product supplement relevant to the securities should be read accordingly: securities; underlying index; pricing date; valuation date; closing level; scheduled trading day; market disruption event; and calculation agent.

You may access the product supplement, underlying supplement or prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-02-03 dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

•	Underlying Supplement No. 3 dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000095010313006624/dp41866_424b2-us3.htm

•	Prospectus Supplement and Prospectus each dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

____________________

“MSCI Emerging Markets Index” is a trademark of MSCI Inc. and has been licensed for use by Citigroup Inc. and its affiliates. The securities are not sponsored, endorsed, sold or promoted by MSCI Inc. MSCI Inc. makes no representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. MSCI Inc. has no obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Citigroup Inc.’s use of information about the MSCI Emerging Markets Index.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Investor Considerations

We have designed the securities for investors who:

•	seek 200% leveraged exposure to the positive performance of the underlying index if the final index level is greater than the initial index level, subject to the maximum return at maturity of 14.80% of the stated principal amount;

•	desire to limit the downside exposure to the underlying index through the 7.50% buffer;

•	understand that if the final index level is less than the initial index level by more than 7.50%, they will receive less, and possibly 92.50% less, than the stated principal amount per security at maturity;

•	are willing to forgo interest payments on the securities and dividends that may be paid on the stocks that constitute the underlying index; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the underlying index may decrease by more than 7.50% from its initial index level to its final index level;

•	seek uncapped exposure to the upside performance of the underlying index;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to accept the risk of exposure to emerging markets;

•	seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

•	are unwilling to accept the credit risk of Citigroup Inc. (i) to obtain exposure to the underlying index generally or (ii) to obtain exposure to the underlying index that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

Terms of the Securities
Underlying Index:	The MSCI Emerging Markets Index (ticker symbol: “MXEF”)
Issuer:	Citigroup Inc.
Aggregate Stated Principal Amount:	$4,191,000
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	January 5, 2016
Issue Date:	January 8, 2016
Valuation Date:	January 5, 2017, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity Date:	January 10, 2017
Payment at Maturity:

For each $1,000 stated principal amount you hold at maturity:

• If the final index level is greater than the initial index level:

  $1,000 plus the lesser of:

(i) $1,000 × final index level – initial index level × participation rate ; and

                                   initial index level

(ii) the maximum return at maturity

• If the final index level is less than or equal to the initial index level, but greater than or equal to the buffer level: $1,000; or

• If the final index level is less than the buffer level:

  $1,000 minus:

$1,000 × buffer level – final index level

                          initial index level

If the final index level is less than the buffer level, you will receive less, and possibly 92.50% less, than the $1,000 stated principal amount per security at maturity.

Initial Index Level:	768.46 (the closing level of the underlying index on the pricing date)
Final Index Level:	The closing level of the underlying index on the valuation date
Maximum Return at Maturity:	$148.00 per security (14.80% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity will not exceed $1,148.00 per security.
Buffer Level:	710.826, which is approximately 92.50% of the initial index level
Participation Rate:	200%
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP/ISIN:	17298C5Q7 / US17298C5Q78

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Determining Payment at Maturity

On the maturity date, you will receive a cash payment per security (the payment at maturity) calculated as follows:

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Hypothetical Payout Profile

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. Your actual return will depend on the actual final index level and whether you hold your securities to maturity.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram below does not show any effect of lost dividend yield over the term of the securities. See “Risk Considerations—Investing In The Securities Is Not Equivalent To Investing In The Underlying Index Or The Stocks That Constitute The Underlying Index” below.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Risk Considerations

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. Please also note that Citigroup Inc. earnings will be announced on January 15, 2016.

You May Lose Up To 92.50% Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the underlying index depreciates by more than 7.50% from the initial index level to the final index level, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds 7.50%.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential total return on the securities at maturity is limited to the maximum return at maturity of 14.80%, which is equivalent to a maximum return at maturity of $148.00 per security. Taking into account the participation rate, any increase in the final index level over the initial index level by more than 7.40% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

Investing In The Securities Is Not Equivalent To Investing In The Underlying Index Or The Stocks That Constitute The Underlying Index.

You will not have voting rights, rights to receive any dividends or any other rights with respect to the stocks that constitute the underlying index. As of January 5, 2016, the average dividend yield of the underlying index was approximately 2.99% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 2.99% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Your Payment At Maturity Depends On The Closing Level Of The Underlying Index On A Single Day.

Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

The Securities Are Subject To The Credit Risk Of Citigroup Inc.

If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

The Securities Will Not Be Listed On A Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (1) the underwriting discount and commission paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to our hedge counterparties (which may include our affiliates and affiliates of Wells Fargo) in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which CGMI Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, currency exchange rates, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

Immediately Following Issuance, Any Secondary Market Bid Price Provided By CGMI, and The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By CGMI Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

There Are Risks Associated With Investments in Securities Linked to the Value of Foreign Equity Securities.

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

There Are Risks Associated With Investments in Securities Linked to the Value of Emerging Markets Securities.

Share prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of the securities, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

Fluctuations in Exchange Rates Will Affect the Level of the Underlying Index.

Because the stocks that constitute the underlying index are traded in foreign currencies and the level of the underlying index is based on the U.S. dollar value of the stocks that constitute the underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those foreign currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. If the U.S. dollar strengthens against the currencies in which those stocks trade, the level of the underlying index will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying Index.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we and Wells Fargo are each part of a global financial institution, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

The Level Of The Underlying Index May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates, or Wells Fargo or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Their Respective Business Activities.

Our affiliates or Wells Fargo or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information about such issuers, which will not be disclosed to you. Moreover, if any of our affiliates or Wells Fargo or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

Adjustments To The Underlying Index May Affect The Value Of Your Securities.

MSCI Inc. (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Hypothetical Returns

The table below is based on a range of hypothetical percentage changes from the initial index level to the final index level and illustrates:

•	the hypothetical percentage change from the initial index level to the hypothetical final index level;

•	the hypothetical payment at maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical final index level	Hypothetical percentage change from the initial index level to the hypothetical final index level	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return	Hypothetical pre-tax annualized rate of return(1)
1,536.92	100.00%	$1,148.00	14.80%	14.17%
1,344.81	75.00%	$1,148.00	14.80%	14.17%
1,152.69	50.00%	$1,148.00	14.80%	14.17%
1,075.84	40.00%	$1,148.00	14.80%	14.17%
999.00	30.00%	$1,148.00	14.80%	14.17%
922.15	20.00%	$1,148.00	14.80%	14.17%
845.31	10.00%	$1,148.00	14.80%	14.17%
825.33	7.40%	$1,148.00	14.80%	14.17%
806.88	5.00%	$1,100.00	10.00%	9.68%
768.46	0.00%	$1,000.00	0.00%	0.00%
730.04	-5.00%	$1,000.00	0.00%	0.00%
710.826	-7.50%	$1,000.00	0.00%	0.00%
710.75	-7.51%	$999.90	-0.01%	-0.01%
614.77	-20.00%	$875.00	-12.50%	-12.82%
537.92	-30.00%	$775.00	-22.50%	-23.75%
461.08	-40.00%	$675.00	-32.50%	-35.42%
384.23	-50.00%	$575.00	-42.50%	-48.00%
192.12	-75.00%	$325.00	-67.50%	-85.46%
0.00	-100.00%	$75.00	-92.50%	-100.00%

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Hypothetical Payments at Maturity

The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

Example 1—Upside Scenario A. The hypothetical final index level is 806.88 (an approximately 5.00% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $1,000 plus the lesser of:

(i) $1,000 × final index level – initial index level × participation rate and (ii) the maximum return at maturity initial index level

= $1,000 + the lesser of (i) ($1,000 ×806.88 – 768.46 × participation rate) and (ii) $148.00
                                                                     768.46

= $1,000 + the lesser of (i) ($1,000 × 5.00% × 200%) and (ii) $148.00

= $1,000 + the lesser of (i) $100.00 and (ii) $148.00

= $1,100.00

Because the underlying index appreciated from its initial index level to its hypothetical final index level and the leveraged return of $100.00 per security results in a total return at maturity of 10.00%, which is less than the maximum return at maturity of 14.80%, your payment at maturity in this scenario would be equal to $1,100.00 per security.

Example 2—Upside Scenario B. The hypothetical final index level is 1,152.69 (a 50.00% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $1,000 plus the lesser of:

(i) $1,000 × final index level – initial index level × participation rate and (ii) the maximum return at maturity initial index level

= $1,000 + the lesser of (i) ($1,000 × 1,152.69 – 768.46 × participation rate) and (ii) $148.00
                                                                        768.46

= $1,000 + the lesser of (i) ($1,000 × 50.00% × 200%)and (ii) $148.00

= $1,000 + the lesser of (i) $1,000 and (ii) $148.00

= $1,148.00

Because the underlying index appreciated from its initial index level to its hypothetical final index level and the leveraged return of $1,000.00 per security would result in a total return at maturity of 100.00%, which is greater than the maximum return at maturity of 14.80%, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,148.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return.

Example 3—Par Scenario. The hypothetical final index level is 730.04 (an approximately 5.00% decrease from the initial index level), which is less than the initial index level but greater than the buffer level.

Payment at maturity per security = $1,000

Because the underlying index did not depreciate from the initial index level to the hypothetical final index level by more than the 7.50% buffer, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

Example 4—Downside Scenario. The hypothetical final index level is 192.12 (an approximately 75.00% decrease from the initial index level), which is less than the buffer level.

Payment at maturity per security = $1,000 - ($1,000 × buffer level – final index level ) = $1,000 – ($1,000 × 710.826 – 192.12)
initial index level 768.46

= $1,000 - ($1,000 × 67.50%)

= $1,000 - $675.00

= $325.00

Because the underlying index depreciated from the initial index level to the hypothetical final index level by more than the 7.50% buffer, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index beyond the 7.50% buffer.

Information About the Underlying Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to capture large- and mid-cap equity market performance across 23 global emerging markets countries. As of November 30, 2015, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

Please refer to the section “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying index.

Historical Information

The graph below shows the closing levels of the underlying index for each day such level was available from January 4, 2010 to January 5, 2016. The table that follows shows the high, low and period end closing levels of the underlying index for each quarter in that same period. We obtained the closing levels and other information below from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
	High	Low	Last
2010
First Quarter	1,028.07	894.07	1,010.33
Second Quarter	1,047.51	855.52	917.99
Third Quarter	1,075.53	909.30	1,075.53
Fourth Quarter	1,155.94	1,075.85	1,151.38
2011
First Quarter	1,170.87	1,087.10	1,170.87
Second Quarter	1,206.49	1,098.33	1,146.22
Third Quarter	1,169.49	851.51	880.43
Fourth Quarter	1,010.12	831.22	916.39
2012
First Quarter	1,079.94	917.08	1,041.45
Second Quarter	1,055.63	882.46	937.35
Third Quarter	1,014.07	905.65	1,002.66
Fourth Quarter	1,055.20	969.82	1,055.20
2013
First Quarter	1,082.68	1,015.47	1,034.90
Second Quarter	1,061.09	883.34	940.33
Third Quarter	1,022.54	905.96	987.46
Fourth Quarter	1,044.66	979.88	1,002.69
2014
First Quarter	1,002.66	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.61
2016
First Quarter (through January 5, 2016)	794.21	767.77	768.46

The closing level of the underlying index on January 5, 2016 was 768.46.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•      You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•      Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. However, under a recent IRS notice, withholding under “FATCA” will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions of the securities. You should consult your tax adviser regarding the potential application of “FATCA” to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017
Supplemental Plan of Distribution

Pursuant to the terms of the Global Selling Agency Agreement, dated November 13, 2013, CGMI, acting as principal, will purchase the securities from Citigroup Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 0.24% ($2.40) for each security it sells. Wells Fargo will pay selected dealers, which may include WFA and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 0.14% ($1.40) for each security they sell.

The public offering price of the securities includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities. We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement, the accompanying product supplement, underlying supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Inc.’s Series G Medium-Term Senior Notes program and the related offer of the securities and the sale of the securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

Taiwan

These securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Considerations—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Considerations—The Securities Will Not Be Listed On A Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index Due January 10, 2017

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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